Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-297735 on Form S-3 of Charter Communications, Inc. of our report dated February 27, 2026, relating to the financial statements of Cox Communications, Inc. appearing in the Current Report on Form 8-K filed by Charter Communications, Inc. on July 23, 2026.

/s/ Deloitte & Touche LLP
Atlanta, GA
August 3, 2026